CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Annual Report of The Westaim Corporation (“the Company”) on Form 40-F of our report dated January 30, 2003 (which includes additional comments for U.S. readers on Canada – U.S. reporting differences relating to changes in accounting principles), which is included in Exhibit 1.3 to this Annual Report.

(Signed) “Deloitte & Touche LLP”

Chartered Accountants

Calgary, Canada
May 8, 2003